Filed Pursuant to Rule 424(b)(3)

Registration No. 333-135123

Caterpillar Inc.

Common Stock

This is a supplement to the prospectus, dated June 19, 2006, relating to the resale by certain selling stockholders of up to 5,341,876 shares of common stock of Caterpillar Inc. and should be read together with that prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “CAT.”  The last reported sale price of our common stock on October 30, 2006 was $60.76 per share.

As used in this prospectus supplement and the prospectus, the terms “we,” “us,” and “our” refer to Caterpillar Inc.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated October 31, 2006.

SELLING STOCKHOLDERS

The information in the table appearing under the heading “Selling Stockholders” beginning on page 2 of the prospectus is amended by adding the information below with respect to the 2601 Trust dated 10/14/94 and removing the information in the prospectus with respect to Wilson Progress Rail LLC.

Name	Number of Shares Owned Prior to the Offering	Number of Shares Offered Hereby

2601 Trust dated 10/14/94 (1)	373,681	373,681

(1)                                  The 2601 Trust dated 10/14/94 acquired the shares being offering by private transfer from Wilson Progress Rail LLC.  Gary L. Wilson is the trustee of the 2601 Trust dated 10/14/94.  None of the shares being offered by the 2601 Trust dated 10/14/94 are shares deposited in escrow.

PLAN OF DISTRIBUTION

The information appearing under the heading “Plan of Distribution” on page 3 of the Prospectus is amended as follows:

The 2601 Trust dated 10/14/94 has assumed an interest in the derivative agreement with Goldman Sachs Financial Markets, L.P., to the extent of 254,103 shares of our common stock which it acquired from Wilson Progress Rail LLC.